UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 16, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32878	75-2896356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

Mr. Roger Engemoen is a significant stockholder (directly or indirectly) and serves as the Chairman of the Board of SAMCO Holdings, Inc. (“SAMCO”). Penson Worldwide, Inc. (the “Company”), through its subsidiaries, currently provides technology support and other similar services to SAMCO and certain of its affiliates, and historically provided clearing services, including margin lending, to certain SAMCO affiliates. The Company has informed SAMCO that SAMCO owes approximately $2.6 million to the Company relating to accrued interest in connection with bond positions over a six to seven year period. Mr. Engemoen has informed the Company that SAMCO has not yet had an opportunity to verify this claim. Mr. Engemoen further informed the Company that this claim may result in a potential conflict of interest in light of his service as Chairman of the Board of the Company, and his ownership of and position with SAMCO. Therefore, on July 16, 2012, Mr. Engemoen tendered his resignation as Chairman of the Board and as a member of the Board of Directors of the Company and all of its affiliates, which has been accepted. The Company’s Senior Vice President of Global Assurance and Control has commenced an investigation into the background facts and causes of the SAMCO matter, with authority to engage independent consulting advice, reporting to and under the direct supervision of the Audit Committee of the Board of Directors. The Company has initiated steps to collect the amount asserted to be outstanding and the Audit Committee will reach a determination of any further actions to be taken with respect to the SAMCO matter after receiving the results of the investigation.

Prior to his resignation, Mr. Engemoen served as Chairman of the Board of the Company, SAI Holdings, Inc., Penson Holdings, Inc., and Nexa Technologies, Inc., as well as Vice Chairman of Penson Financial Services, Inc., and a member of the Board of Directors of Penson Financial Services Canada, Inc., Penson Financial Services Venture, Inc., Penson Financial Services Limited, Worldwide Nominees Ltd, Penson Execution Services, Inc. and GHP1, Inc. The Company has no current plans to replace Mr. Engemoen on its Board of Directors or to fill the role of Chairman of the Board at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: July 20, 2012	By:	/s/ Daniel P. Son
Daniel P. Son
Chief Executive Officer